                                                                     EXHIBIT 3.2


                           CERTIFICATE OF ADOPTION OF
                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                      ADVANCED LIGHTING TECHNOLOGIES, INC.


         Louis S. Fisi, Executive Vice President/Secretary of ADVANCED LIGHTING TECHNOLOGIES, INC., an Ohio corporation (the "Corporation"), having its principal office in the City of Solon, Ohio, does hereby certify that on the 28 day of September, 1999, pursuant to the authority of Ohio Revised Code Section 1701.70(B)(1), Article Four of the Second Amended and Restated Articles of Incorporation of the Corporation and the Code of Regulations of the Corporation, the directors of said Corporation did unanimously approve by unanimous written consent the following action and adopt the following resolution amending the existing Articles of Incorporation:

AMENDMENT TO SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION RELATING TO EXPRESS TERMS OF SERIES A CONVERTIBLE PREFERRED SHARES

         RESOLVED, that, pursuant to Section 1701.70(B)(1) of the Ohio Revised Code and Article Four of the Second Amended and Restated Articles of Incorporation of Advanced Lighting Technologies, Inc. (the "Corporation"), effective on the date of filing of a certified copy of this resolution with the Secretary of State of the State of Ohio, such Article Four is hereby amended to include Paragraph 3 to Part A to fix the express terms of the Corporation's Series A Preferred Shares, which paragraph 3 is attached to these Resolutions as Exhibit A, and such amendment shall, and does hereby, amend such Second Amended and Restated Articles of Incorporation effective on such date.

         IN WITNESS WHEREOF, Louis S. Fisi, Executive Vice President and Secretary, acting for and on behalf of said Corporation, has hereunto subscribed his name this 29 day of September, 1999.



                           /s/  Louis S. Fisi
                           -------------------------------------------------
                           Louis S. Fisi, Executive Vice President/Secretary

                                   EXHIBIT A
                                   ---------

3.       Series A Convertible Preferred Shares.

I. DEFINITIONS. For purposes of this Paragraph 3 of this Part A of this Article Fourth, the following terms shall have the following meanings:

         (a) "Additional Common Shares" shall mean Common Shares issued by the Corporation after the Effective Date.

         (b) "Additional Issuance" shall have the meaning ascribed to such term in Subsection V(c)(iii)(A) hereof.

         (c) "Appraised Value" shall mean, in respect of any Common Share on any date herein specified, the fair saleable value of such Common Share (determined without giving affect to the discount for (i) a minority interest or (ii) any lack of liquidity of the Common Share or (iii) the fact that the Corporation may have no class of equity registered under the Exchange Act) based on the equity value of the Corporation, as determined by an investment banking or valuation firm selected in accordance with the following sentences, divided by the number of Common Shares outstanding on a Fully Diluted Basis as determined in accordance with GAAP (assuming the payment of the exercise prices for such shares). The determination of the Appraised Value per Common Share shall be made by an investment banking or valuation firm of nationally recognized standing selected by the Corporation and acceptable to the Majority Holders. If the investment banking or valuation firm selected by the Corporation is not acceptable to the Majority Holders and the Corporation and the Majority Holders cannot agree on a mutually acceptable investment banking or valuation firm, then the Majority Holders and the Corporation shall each choose one such investment banking or valuation firm and the respective chosen firms shall agree on another investment banking or valuation firm which shall make the determination. The Corporation shall retain, at its sole cost, such investment banking or valuation firm as may be necessary for the determination of Appraised Value required by the terms of these Third Amended and Restated Articles of Incorporation.

         (d) "Business Day" shall mean any day that is not a Saturday or Sunday or a day on which banks are required to be closed in the State of New York.

         (e) "Closing Period" shall have the meaning ascribed to such term in Subsection VII(f) hereof.




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         (f) "Common Shares" shall mean the Common Shares, par value one thousandth of one cent ($.001), of the Corporation.

         (g) "Contingent Shares" shall mean the Common Shares issued upon exercise of the Contingent Warrants.

         (h) "Contingent Warrant Agreement" shall mean the Contingent Warrant Agreement, dated the Effective Date, among the Original Purchaser, the Corporation, Hellman, Ltd., Wayne R. Hellman, Wayne R. Hellman, as voting trustee under Voting Trust Agreement dated October 10, 1995, Alan J. Ruud and Alan J. Ruud, as voting trustee under Voting Trust Agreement dated January 2, 1998.

         (i) "Contingent Warrants" shall mean the First Contingent Warrant and the Second Contingent Warrant issued under the Contingent Warrant Agreement, dated as of the Effective Date, between the Corporation and the Original Purchaser.

         (j) "Control Share Acquisition Resolution" shall mean the resolution to be voted upon by the shareholders of the Corporation at the Corporation's 1999 annual meeting to amend the Corporation's Articles of Incorporation to provide that Section 1701.831 of the Ohio Revised Code shall not apply to "control share acquisitions" (as defined in Section 1701.01 of the Ohio Revised Code) of shares of capital stock of the Corporation.

         (k) "Conversion Ratio" shall have the meaning ascribed to such term in Subsection V(a) hereof.

         (l) "Conversion Shares" shall mean the Common Shares to be issued upon the conversion of Series A Preferred Shares.

         (m) "Convertible Securities" shall mean evidences of indebtedness, shares of capital stock or other securities that are convertible into or exchangeable, with or without payment of additional consideration in cash or property, for Additional Common Shares, either immediately or upon the occurrence of a specified date or a specified event.

         (n) "Corporation Put Right Notice" shall have the meaning ascribed to such term in Subsction VII(e) hereof.

         (o) "Credit Agreements" shall have the meaning ascribed to such term in Subsection VII(f) hereof.

         (p) "Current Market Price" shall mean, in respect of any Common Share on any date herein specified, if there shall then be a public market for the Common Shares, the average of the daily market prices for 20 consecutive Business Days immediately preceding such date or, if there is no such public market, the Appraised Value per Common Share. The daily market price for each such Business Day shall be (i) the last sale price on such day on the principal stock exchange or NASDAQ-NMS on which such Common Shares are then listed or admitted to trading, or (ii) if no sale takes place on such day on any such exchange or NASDAQ-NMS, the



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

average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange or NASDAQ-NMS, or (iii) if the Common Shares are not then listed or admitted to trading on any stock exchange or NASDAQ-NMS, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the NASDAQ or the National Quotation Bureau, Inc., or (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the NASD selected mutually by the Majority Holders and the Corporation or, if they cannot agree upon such selection, as selected by two such members of the NASD, one of which shall be selected by the Majority Holders and one of which shall be selected by the Corporation.

         (q) "Effective Date" shall mean the date on which the Amendment to these Articles of Incorporation designating the Series A Preferred Shares became effective.

         (r) "Fully Diluted Basis" means, with respect to any determination or calculation, that such determination or calculation is performed on a fully diluted basis (assuming the issuance of all Common Shares issuable under any then outstanding options, warrants or convertible securities of any kind) determined in accordance with GAAP for purposes of determining book value or net income per share.

         (s) "Governmental Approval" shall have the meaning ascribed to such term in Subsection VII(c) hereof.

         (t) "Indebtedness for Borrowed Money" shall mean as to any Person, at a particular time, all items which constitute, without duplication (a) indebtedness for borrowed money, (b) indebtedness in respect of the deferred purchase price of property, (c) indebtedness evidenced by notes, bonds, debentures or similar instruments, (d) capital lease obligations (i.e., obligations with respect to leases which are required to be capitalized for financial reporting purposes in accordance with GAAP), (e) all obligations of such Person in respect of capital stock subject to mandatory redemption or redemption at the option of the holder thereof, in whole or in part, and (f) all contingent obligations of such Person in respect of any of the foregoing. As to the Corporation and any Subsidiary, the term Indebtedness for Borrowed Money shall not include indebtedness to the Corporation from any Subsidiary, indebtedness to any Subsidiary from the Corporation or indebtedness to any Subsidiary from any Subsidiary.

         (u) "Liquidation Preference Amount" shall have the meaning ascribed to such term in Subsection III(a) hereof.

         (v) "Majority Holders" shall mean the holders of Series A Preferred Shares convertible into more than 50% of the aggregate number of Conversion Shares then issuable upon conversion of all then outstanding Series A Preferred Shares.

         (w) "NASDAQ Approval" shall mean approval of the transactions contemplated by the Stock Purchase Agreement by the shareholders of the Corporation pursuant to NASDAQ Rule 4460(i)(D).




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         (x) "Original Purchaser" shall mean General Electric Company, a New
York corporation.

         (y) "Other Property" shall have the meaning ascribed to such term in Subsection V(c)(viii) hereof.

         (z) "Permitted Issuances" shall mean (i) the issuance or conversion of options issued pursuant to any stock option plan, employee incentive plan, employee stock purchase plan or employee retirement and savings plan approved by the Corporation's Board of Directors, (ii) the issuance of Conversion Shares, Contingent Shares or Warrant Shares, and (iii) the issuance of Common Shares to satisfy obligations in respect of acquisitions of securities or assets of any Person, provided (A) such contracts were entered into prior to September 30, 1999, and (B) the number of Common Shares subject to this subclause (iii) shall not exceed 110,000 in the aggregate.

         (aa) "Person" shall mean any natural person, corporation, firm, partnership, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

         (bb) "Preferred Shares" shall mean the Series A Preferred Shares and the shares of any other series of Preferred Shares created in accordance with these Articles of Incorporation.

         (cc) "Purchase Price" shall mean $6.75 per Common Share (as the same may be adjusted from time to time to take into account any action by the Corporation in respect of its Common Shares, including, without limitation, stock splits, dividends, combinations and reclassifications).

         (dd) "Put Option" shall have the meaning ascribed to such term in Subsection VII(h) hereof.

         (ee) "Put Option Date" shall have the meaning ascribed to such term in Subsection VII(h) hereof.

         (ff) "Put Option Notice" shall have the meaning ascribed to such term in Subsection VII(h) hereof.

         (gg) "Put Option Purchase Price" shall have the meaning ascribed to such term in Subsection VII(h) hereof.

         (hh) "Put Shares" shall have the meaning ascribed to such term in Subsection VII(h) hereof.

         (ii) "Redemption Date" shall have the meaning ascribed to such term in Subsection VI(a) hereof.

         (jj) "Redemption Notice" shall have the meaning ascribed to such term in Subsection VI(c) hereof.



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



         (kk) "Redemption Price" shall have the meaning ascribed to such term in Subsection VI(a) hereof.

         (ll) "Second Occurrence Failure" shall have the meaning ascribed thereto in the Contingent Warrant Agreement.

         (mm) "Series A Preferred Shares" shall mean the Series A Convertible Preferred Shares, par value one thousandth of one cent ($.001), of the Corporation.

         (nn) "Stock Purchase Agreement" shall mean the Stock Purchase Agreement dated September 28, 1999, between Advanced Lighting Technologies, Inc., an Ohio corporation, and the Original Purchaser.

         (oo) "Stock Plans" shall mean the Corporation's 1995 Incentive Award Plan, the Corporation's Billion Dollar Market Capitalization Incentive Award Plan, the Corporation's 1998 Incentive Award Plan, the Corporation's Employee Stock Purchase Plan and the Corporation's 401(k) Retirement and Savings Plan.

         (pp) "Subsequent Closing Period" shall have the meaning ascribed to such term in Subsection VII(f) hereof.

         (qq) "Subsidiaries" shall mean any other corporations of which more than 50% of the outstanding shares of capital stock having ordinary voting power for the election of directors is owned directly or indirectly by the Corporation, by the Corporation and one or more Subsidiaries, or by one or more other Subsidiaries.

         (rr) "Warrant" shall mean the warrant in the form of EXHIBIT 1 attached to the Stock Purchase Agreement for the right to purchase additional Common Shares.

         (ss) "Warrant Shares" shall mean Common Shares to be issued upon exercise of the Warrant.

II. DIVIDENDS. No dividends shall be declared and set aside for any Series A Preferred Shares of the Corporation except in the event that the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding Common Shares of the Corporation, in which event the holders of the Series A Preferred Shares shall be entitled to the amount of dividends per share as would be declared payable on the number of Common Shares into which each Series A Preferred Share held by each holder thereof could be converted pursuant to the provisions of Subsection V hereof, such number determined as of the record date for the determination of holders of Common Shares entitled to receive such dividend.

III.   LIQUIDATION, DISSOLUTION OR WINDING UP.

         (a) TREATMENT AT LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Shares shall be entitled to receive, prior and in preference to any distribution




                                    Page 5
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of any of the assets or surplus funds of the Corporation to the holders of the
Common Shares by reason of their ownership thereof, the amount of $27.00 per Series A Preferred Share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus interest thereon calculated at a rate per annum equal to 8% compounded annually from the date of issuance of each Series A Preferred Share until the date of payment (the "Liquidation Preference Amount"). Interest shall be determined on the basis of a 365 day year for the actual number of days elapsed from the date of issuance until the date of payment. If upon the occurrence of any liquidation, dissolution or winding up, the assets and surplus funds required to be distributed among the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and surplus funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred Shares so that all holders of Series A Preferred Shares shall receive an amount per share pro rata in accordance with the preferential amount payable with respect to each Series A Preferred Share. After payment to the holders of the Series A Preferred Shares of the amounts set forth above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Shares in proportion to the Common Shares then held by them; provided, however, that the holders of Series A Preferred Shares shall be entitled by reason of their ownership thereof to participate in any such distribution of any remaining assets or surplus funds to the holders of the Common Shares as if the holders of the Series A Preferred Shares converted such securities into Common Shares at the Conversion Ratio set forth in Subsection V below (as adjusted as set forth herein) immediately prior to the date of such event in addition to receipt of the amounts to which they are entitled on account of their ownership of the Series A Preferred Shares as set forth above.

         (b) TREATMENT OF REORGANIZATIONS, CONSOLIDATIONS, MERGERS, AND SALES OF ASSETS. For purposes of this Section III, any acquisition of the Corporation by means of (i) consolidation, merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary, or (ii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and the holders of the Series A Preferred Shares, at their option, shall have the right to receive, in lieu of the preferential distributions described in this Section III, at the closing, the same consideration per share payable to holders of the Common Shares as if the holders of the Series A Preferred Shares converted such securities into Common Shares at the Conversion Ratio set forth in Section V below (as adjusted as set forth herein) immediately prior to the closing of such transaction.

         (c) DISTRIBUTIONS OTHER THAN CASH. Whenever a distribution provided for in this Section III shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

IV.      VOTING.

         (a) GENERAL. In addition to special voting rights provided by applicable law, each holder of Series A Preferred Shares shall be entitled to vote on all matters and shall be entitled to cast four (4) votes for each Series A Preferred Share held at the record date for the determination



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of shareholders entitled to vote on such matter or, if no record date is established, at the date such vote is taken or any written consent of shareholders is first executed, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class. Notwithstanding any adjustment to the Conversion Ratio (as defined in Section V) pursuant to Section V, Section VI or Section VII hereof, no holder of Series A Preferred Shares shall at any time be entitled to cast more than four (4) votes for each Series A Preferred Share held by such holder. In all cases where the holders of Series A Preferred Shares have the right to vote separately as a class, such holders shall be entitled to one vote for each such share held by them.

       (b) SPECIAL MEETINGS. The holders of at least a majority of the aggregate number of Series A Preferred Shares then outstanding (evidenced in writing by such holders or by vote at a meeting of shareholders called for such purpose) shall have the right at any time to call for a special meeting of the Board of Directors of the Corporation for such specified purposes as such holders may deem desirable. Such special meeting shall be convened in accordance with the applicable notice provisions of the Corporation's Code of Regulations.

V. CONVERSION. The holders of Series A Preferred Shares shall have conversion rights as follows:

        (a) OPTIONAL CONVERSION; FRACTIONAL SHARES. Each issued and outstanding Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time and from time to time without the payment of additional consideration, at the office of the Corporation or any transfer agent for such stock, into 4 fully paid and nonassessable Common Shares (the "Conversion Ratio"). The Corporation shall not be required to issue a fractional Common Share upon conversion of any Series A Preferred Share. If any fraction of a share would, but for this provision, be issuable upon conversion of a Series A Preferred Share, in lieu of such fractional share, the Corporation may, at its option, pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the Current Market Price per Common Share on the date of conversion.

        (b) RESERVATION OF COMMON SHARES. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of issuance upon the conversion of the Series A Preferred Shares, such number of Common Shares issuable upon the conversion of all outstanding Series A Preferred Shares. All Common Shares which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such Common Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Common Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).



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        (c) ADJUSTMENTS. Subject to NASDAQ Approval, the following adjustments shall apply as set forth in this Section V. The Corporation shall give each holder of Preferred Shares notice of any event described below in accordance with Section V(d) below.

                (i) SHARE DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. If at any time the Corporation shall:


                                (A) take a record of the holders of its Common
                Shares for the purpose of entitling them to receive a dividend payable in, or other distribution of, Additional Common Shares,

                                (B) subdivide its outstanding Common Shares
                into a larger number of Common Shares, or

                                (C) combine its outstanding Common Shares into
                a smaller number of Common Shares,

  then, the Conversion Ratio shall be adjusted such that the number of Common Shares into which each Series A Preferred Share is convertible immediately after the occurrence of any such event shall be adjusted to equal the number of Common Shares that a record holder of the same number of Common Shares into which a Series A Preferred Share is convertible immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event.

                (ii) CERTAIN OTHER DISTRIBUTIONS AND ADJUSTMENTS.


                                (A) If at any time the Corporation shall take a
                record of the holders of its Common Shares for the purpose of entitling them to receive any dividend or other distribution of:

                                          (1) cash,


                                          (2) any evidences of its
                            indebtedness, any shares of its stock or any other securities or property of any nature whatsoever (other than cash, Convertible Securities or Additional Common Shares), or

                                          (3) any warrants or other rights to
                            subscribe for or purchase any evidences of its indebtedness, any shares of its stock or any other securities or property of any nature whatsoever (other than cash, Convertible Securities or Additional Common Shares), then, the holders of Series A Preferred Shares shall be entitled to receive such dividend or distribution as if such holder had converted such Series A Preferred Shares into Common Shares.


                                (B) A reclassification of the Common Shares
                (other than a change in par value, or from par value to no par value or from no par value to par value) into



                                    Page 8
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                Common Shares and shares of any other class of stock shall be deemed a distribution by the Corporation to the holders of its Common Shares of such shares of such other class of stock within the meaning of Subsection (c)(ii)(A) above and, if the outstanding Common Shares shall be changed into a larger or smaller number of Common Shares as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding Common Shares within the meaning of Subsection (c)(i) hereof.

                  (iii)    ISSUANCE OF ADDITIONAL COMMON SHARES.

                                (A) If at any time the Corporation shall
                (except as hereinafter provided) issue or sell any Additional Common Shares (an "Additional Issuance"), other than Permitted Issuances, in exchange for consideration in an amount per Additional Common Share less than either the Purchase Price or the Current Market Price on the date of such Additional Issuance (before giving effect to such Additional Issuance) then, effective at the time of such Additional Issuance, the number of Common Shares which will be issued upon conversion of the Series A Preferred Shares shall be increased to a number determined by multiplying the number of Common Shares subject to issuance upon conversion of the Series A Preferred Shares immediately before such Additional Issuance by a fraction, the numerator of which shall be the number of Common Shares immediately after giving effect to such Additional Issuance (calculated on a Fully Diluted Basis) and the denominator of which shall be the sum of:

                                    (1) the number of Common Shares outstanding
                  immediately before giving effect to such Additional Issuance (calculated on a Fully Diluted Basis), plus

                                    (2) the number of Common Shares that the
                  aggregate consideration received by the Corporation with respect to such Additional Issuance would purchase at the "Calculation Price" on the date of such Additional Issuance (before giving effect to such Additional Issuance).

              For purposes of the preceding calculation, the term "Calculation Price" shall mean (a) the Purchase Price if the consideration received per Additional Common Share is less than the Purchase Price but greater than the Current Market Price, (b) the Current Market Price if the consideration received per Additional Common Share is less than the Current Market Price but greater than the Purchase Price and (c) the greater of the Purchase Price and the Current Market Price if the consideration received per Additional Common Share is less than both the Purchase Price and the Current Market Price.

              In computing adjustments under this Subsection, fractional interests in Common Shares shall be taken into account to the nearest one-thousandth of a share.



                            (B) Subsection (c)(iii)(A) shall not apply to any
              issuance of Additional Common Shares for which an adjustment is provided under Subsections (c)(i) and (c)(ii). No adjustment of the number of Common Shares into which the Series A Preferred Shares are convertible shall be made under Subsection (c)(iii)(A) upon the issuance of any Additional Common Shares that are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Convertible Securities, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrant or other rights therefor) pursuant to Subsections (c)(iv) and (c)(v).

                  (iv) ISSUANCE OF WARRANTS OR OTHER RIGHTS. If at any time the Corporation shall take a record of the holders of its Common Shares for the purpose of entitling them to receive a distribution of, or shall in any manner (whether directly or by assumption in a merger in which the Corporation is the surviving corporation) issue or sell, any warrants or other rights to subscribe for or purchase any Additional Common Shares or any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which a Common Share is issuable upon the exercise of such warrants or other rights or upon conversion or exchange of such Convertible Securities shall be less than either the Purchase Price or the Current Market Price on the date of such issue or sale, then the number of Common Shares which will be issued upon conversion of the Series A Preferred Shares shall be adjusted as provided in Subsection (c)(iii)(A) on the basis that the maximum number of Additional Common Shares issuable pursuant to all such warrants or other rights necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and outstanding and the Corporation shall be deemed to have received all of the consideration payable therefor, if any, as of the date of the issuance of such warrants or other rights. No further adjustments to the number of Common Shares which will be issued upon conversion of the Series A Preferred Shares shall be made upon the actual issue of Common Shares or of Convertible Securities upon exercise of warrants or other rights contemplated by this Subsection (c)(iv) or upon the actual issue of Common Shares upon conversion or exchange of Convertible Securities contemplated by this Subsection (c)(iv).

                  (v) ISSUANCE OF CONVERTIBLE SECURITIES. If at any time the Corporation shall take a record of the holders of its Common Shares for the purpose of entitling them to receive a distribution of, or shall in any manner (whether directly or by assumption in a merger in which the Corporation is the surviving corporation) issue or sell, any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which a Common Share is issuable upon such conversion or exchange shall be less than either the Purchase Price or the Current Market Price on the date of such issue or sale, then the number of Common Shares which will be issued upon conversion of the Series A Preferred Shares shall be adjusted as provided in Subsection (c)(iii)(A) on the basis that the maximum number of Additional Common Shares necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and outstanding and the Corporation shall have received all of the consideration payable therefor, if any, as of the date of issuance of such Convertible Securities. No adjustment to the number of Common Shares into which the Series A Preferred Shares are convertible shall be made under this Subsection (c)(v) upon the issuance of any Convertible Securities that are issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights pursuant to Subsection (c)(iv). No



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further adjustments of the number of Common Shares into which the Series A
Preferred Shares are convertible shall be made upon the actual issue of such Common Shares upon conversion or exchange of such Convertible Securities and, if any issue or sale of such Convertible Securities is made upon exercise of any warrant or other right to subscribe for or to purchase any such Convertible Securities for which adjustments of the number of Common Shares into which the Series A Preferred Shares are convertible have been or are to be made pursuant to other provisions of this Subsection (c), no further adjustments of the number of Common Shares into which the Preferred Shares are convertible shall be made by reason of such issue or sale.

                  (vi) SUPERSEDING ADJUSTMENT. If, at any time after any adjustment of the number of Common Shares into which the Series A Preferred Shares are convertible shall have been made pursuant to Subsections (c)(iv) and
(c)(v) as the result of any issuance of warrants, rights or Convertible Securities,

                           (A) such warrants or rights, or the right of conversion or exchange in such other Convertible Securities, shall expire, and all or a portion of such warrants or rights, or the right of conversion or exchange with respect to all or a portion of such other Convertible Securities, as the case may be, shall not have been exercised, or


                           (B) the consideration per share for which Common Shares are issuable pursuant to such warrants or rights, or the terms of such other Convertible Securities, shall be increased solely by virtue of provisions therein contained for an automatic increase in such consideration per share upon the occurrence of a specified date or event, then the previous adjustment made to the number of Common Shares into which the Preferred Shares are convertible shall be rescinded and annulled and the Additional Common Shares that were deemed to have been issued by virtue of the computation made in connection with the adjustment so rescinded and annulled shall no longer be deemed to have been issued by virtue of such computation. Thereupon, a recomputation shall be made of the effect of such rights or options or other Convertible Securities on the basis of

                           (C) treating the number of Additional Common Shares or other property, if any, theretofore actually issued or issuable pursuant to the previous exercise of any such warrants or rights or any such right of conversion or exchange, as having been issued on the date or dates of any such exercise and for the consideration actually received and receivable therefor, and

                           (D) treating any such warrants or rights or any such other Convertible Securities that then remain outstanding as having been granted or issued immediately after the time of such increase of the consideration per share for which Common Shares or other property are issuable under such warrants or rights or other Convertible Securities; whereupon a new adjustment of the number of Common Shares into which the Series A Preferred Shares are convertible shall be made, which new adjustment shall supersede the previous adjustment so rescinded and annulled.

                  (vii) OTHER PROVISIONS APPLICABLE TO ADJUSTMENTS UNDER THIS SECTION. The following provisions shall be applicable to the making of adjustments to the number of Common Shares into which the Series A Preferred Shares are convertible provided for in this Subsection (c):

                           (A) COMPUTATION OF CONSIDERATION. To the extent that any Additional Common Shares or any Convertible Securities or any warrants or other rights to subscribe for or purchase any Additional Common Shares or any Convertible Securities shall be issued for cash consideration, the consideration received by the Corporation therefor shall be the amount of the cash received by the Corporation therefor, or, if such Additional Common Shares or Convertible Securities are offered by the Corporation for subscription, the subscription price, or, if such Additional Common Shares or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price (in any such case subtracting any amounts paid or receivable for accrued interest or accrued dividends and without taking into account any compensation, discounts or expenses paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with, the issuance thereof). To the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined in good faith by the Board of Directors of the Corporation. In case any Additional Common Shares or any Convertible Securities or any warrants or other rights to subscribe for or purchase such Additional Common Shares or Convertible Securities shall be issued in connection with any merger in which the Corporation issues any securities, the amount of consideration therefor shall be deemed to be the fair value, as determined in good faith by the Board of Directors of the Corporation, of such portion of the assets and business of the nonsurviving corporation as such Board in good faith shall determine to be attributable to such Additional Common Shares, Convertible Securities, warrants or other rights, as the case may be. The consideration for any Additional Common Shares issuable pursuant to any warrants or other rights to subscribe for or purchase the same shall be the consideration received by the Corporation for issuing such warrants or other rights plus the additional consideration payable to the Corporation upon exercise of such warrants or other rights. The consideration for any Additional Common Shares issuable pursuant to the term of any Convertible Securities shall be the consideration received by the Corporation for issuing warrants or other rights to subscribe for or purchase such Convertible Securities, plus the consideration paid or payable to the Corporation in respect of the subscription for or purchase of such Convertible Securities, plus the additional consideration, if any, payable to the Corporation upon the exercise of the right of conversion or exchange in such Convertible Securities. In case of the issuance at any time of any Additional Common Shares or Convertible Securities in payment or satisfaction of any dividends upon any class of stock other than Common Shares, the Corporation shall be deemed to have received for such Additional Common Shares or Convertible Securities a consideration equal to the amount of such dividend so paid or satisfied.

                           (B) WHEN ADJUSTMENTS TO BE MADE. The adjustments required by this Subsection (c) shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment to the number of Common Shares into which the Series A Preferred Shares are convertible that would otherwise be required may be postponed (except in the case of a subdivision or combination of Common Shares, as provided for in Subsection (c)(i)) up to, but not beyond the date of conversion if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the Common Shares into which the Series A Preferred Shares are convertible immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) that is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Subsection (c) and not previously made, would result in a minimum adjustment or on the date of conversion. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

                           (C) FRACTIONAL INTERESTS. In computing adjustments under this Subsection (c), fractional interests in Common Shares shall be taken into account to the nearest 1/1000th of a share.

                           (D) WHEN ADJUSTMENT NOT REQUIRED. If the Corporation shall take a record of the holders of its Common Shares for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to shareholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

                           (E) ESCROW OF SHARES. If after any property becomes distributable pursuant to this Subsection (c) by reason of the taking of any record of the holders of Common Shares, but prior to the occurrence of the event for which such record is taken, and the holders of Series A Preferred Shares convert such Series A Preferred Shares, any Additional Common Shares issuable upon exercise by reason of such adjustment shall be deemed the last Common Shares into which the Series A Preferred Shares have been converted (notwithstanding any other provision to the contrary herein) and such shares or other property shall be held in escrow for such holder by the Corporation to be issued to such holder upon and to the extent that the event actually takes place. Notwithstanding any other provision to the contrary herein, if the event for which such record was taken fails to occur or is rescinded, then such escrowed shares shall be cancelled by the Corporation and escrowed property returned to the Corporation.

                           (F) CHALLENGE TO GOOD FAITH DETERMINATION. Whenever the Board of Directors of the Corporation shall be required to make a determination in good faith of the fair value of any item under this Subsection (c), such determination may be challenged in good faith by the Majority Holders, and any dispute shall be resolved by an investment banking or valuation firm of recognized national standing selected by the Corporation and acceptable to the Majority Holders.

                           (G) PROHIBITION ON ADJUSTMENT. The provisions of Subsections (c)(iii), (c)(iv) and (c)(v) shall not operate to reduce the number of Common Shares which will be issued upon conversion of the Series A Preferred Shares.

                  (viii) REORGANIZATION, RECLASSIFICATION, MERGER, CONSOLIDATION OR DISPOSITION OF ASSETS. In case the Corporation shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where the Corporation is not the surviving corporation or where there is a change in or distribution with respect to the Common Shares), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, Common Shares of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation ("Other Property"), are to be received by or distributed to the holders of Common Shares of the Corporation, then each holder of Series A Preferred Shares shall have the right thereafter to receive, upon conversion of such Series A Preferred Shares, the number of Common Shares of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of Common Shares into which the Series A Preferred Shares owned by such holder are convertible immediately prior to such event. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Corporation) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of the Series A Preferred Shares to be performed and observed by the Corporation and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Corporation) in order to provide for adjustments of Common Shares into which the Series A Preferred Shares are convertible which shall be as nearly equivalent as practicable to the adjustments provided for in this Subsection (c). For purposes of this Subsection (c)(viii), "common stock of the successor or acquiring corporation" shall include stock of such corporation of any class that is not preferred as to dividends or assets over any other class of stock of such corporation and that is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Subsection (c)(viii) shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or disposition of assets.

                  (ix) OTHER ACTION AFFECTING COMMON SHARES. In case at any time or from time to time the Corporation shall take any action in respect of its Common Shares, other than any action described in this Subsection (c), then, unless such action will not have a materially adverse effect upon the rights of holders of Series A Preferred Shares, the number of Common

Shares or other stock into which the Series A Preferred Shares are convertible shall be adjusted in such manner as may be equitable in the circumstances.

         (d)      NOTICES TO HOLDERS OF SERIES A PREFERRED SHARES.

                  (i) NOTICE OF ADJUSTMENTS. Not less than 10 nor more than 30 days prior to the record date or effective date, as the case may be, of any action that requires or might require an adjustment or readjustment pursuant to Subsection (c), the Corporation shall forthwith prepare and deliver to each holder of Series A Preferred Shares, a signed copy of a certificate executed by the chief financial officer of the Corporation setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of the Corporation determined the fair value of any evidences of indebtedness, shares of stock, other securities or property or warrants or other subscription or purchase rights referred to in Subsection (c)(vii)(A), specifying the number of Common Shares into which the Series A Preferred Shares are convertible and (if such adjustment was made pursuant to Subsections
(c)(viii) or (c)(ix)) describing the number and kind of any other shares of stock or Other Property into which the Series A Preferred Shares are convertible, after giving effect to such adjustment or change. The Corporation shall keep at its office or agency copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any holder of Series A Preferred Shares or any prospective purchaser of Series A Preferred Shares designated by a holder thereof.

                  (ii)     NOTICE OF CORPORATE ACTION.  If at any time:

                           (A) the Corporation shall take a record of the holders of its Common Shares for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right, or

                           (B) there shall be any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation or any consolidation or merger of the Corporation with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Corporation to, another corporation, person or entity, or

                           (C) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of such cases, the Corporation shall give to each holder of Series A Preferred Shares (A) at least 30 days prior written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, and (B) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least 30 days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (A) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Common Shares shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (B) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Shares shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if addressed to each holder of Series A Preferred Shares at the last address of such holder appearing on the books of the Corporation.

VI.      REDEMPTION OF SERIES A PREFERRED SHARES.

         (a) MANDATORY REDEMPTION. The Corporation shall redeem all of the issued and outstanding Series A Preferred Shares on September 30, 2010 (the "Redemption Date"). The redemption price for the Series A Preferred Shares redeemed shall be the Liquidation Preference Amount (the "Redemption Price"). If on the Redemption Date the funds of the Corporation legally available are insufficient to redeem all of the Series A Preferred Shares, the number of Series A Preferred Shares legally permitted to be redeemed shall be redeemed and Series A Preferred Shares which the Corporation is legally unable to redeem shall be redeemed as soon thereafter as funds become legally available for such redemption. In addition, with respect to any Series A Preferred Shares that the Corporation is legally or otherwise unable to redeem within the one year period commencing on the Redemption Date and, if the Conversion Ratio has not been increased pursuant to Section VII, then, subject to NASDAQ Approval, the Conversion Ratio applicable to such Series A Preferred Shares shall increase from 4 Common Shares for each Series A Preferred Share to 8 Common Shares for each Series A Preferred Share and the holders of the Series A Preferred Shares shall have the right to convert such Series A Preferred Shares at any time prior to redemption thereof by the Corporation.

         (b) PRORATION. To the extent the Corporation is legally unable to redeem all Series A Preferred Shares on the Redemption Date, the Series A Preferred Shares to be redeemed shall be selected pro rata in accordance with the ratio the number of Series A Preferred Shares held by each respective holder bears to the total number of Series A Preferred Shares then issued and outstanding. Not less than 30 or more than 60 days' previous notice shall be given to the holders of record of the Series A Preferred Shares to be redeemed, by registered or certified mail, postage prepaid.

         (c) MECHANICS. At least 60 days prior to the Redemption Date, written notice (hereinafter referred to as the "Redemption Notice") shall be mailed, postage prepaid, to each holder of record of the Series A Preferred Shares, at its address shown on the records of the Corporation; PROVIDED, HOWEVER, that the Corporation's failure to give such Redemption Notice shall in no way affect its obligation to redeem Series A Preferred Shares as provided in Section VI(a) hereof. The Redemption Notice shall contain the following information:

                  (i) the number of Series A Preferred Shares held by the holder and the total number of Series A Preferred Shares held by all holders.

                  (ii) the Redemption Date and the applicable Redemption Price;

                  (iii) the number of Series A Preferred Shares to be redeemed; and

                  (iv) a statement that the holder is to surrender to the Corporation, at the place designated herein, its certificate or certificates representing the Series A Preferred Shares to be redeemed.

         (d) SURRENDER OF CERTIFICATES. Each holder of Series A Preferred Shares to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, and thereupon the applicable Redemption Price for such shares as set forth in this Section 6 shall be paid to the order of the person whose name appears on such certificate or certificates and each surrendered certificate shall be cancelled and retired and new certificates representing any Series A Preferred Shares not redeemed shall be issued to the holder at no additional cost.

VII.     PUT OPTIONS.

         (a) GENERAL PUT OPTION. On September 30, 2004, the Majority Holders shall have the right to require the Corporation to purchase all or part of the Series A Preferred Shares that the Majority Holders then own at a purchase price equal to the Put Option Purchase Price. If the Corporation fails to so purchase any Put Shares under this Section VII(a) within any applicable Closing Period or any applicable Subsequent Closing Period (each as defined in clause (f) below), then, subject to NASDAQ Approval, the Conversion Ratio applicable to all outstanding Series A Preferred Shares shall increase from 4 Common Shares for each Series A Preferred Share to 8 Common Shares for each Series A Preferred Share.

         (b) OPT OUT/NASDAQ PUT. If either (i) the Control Share Acquisition Resolution is not approved by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation at the Corporation's 1999 annual meeting of shareholders, or (ii) NASDAQ Approval is not obtained at the Corporation's 1999 annual meeting of shareholders, then the Majority Holders shall have the right to require the Corporation to purchase all or part of the Series A Preferred Shares that the Majority Holders then own at a purchase price equal to the Put Option Purchase Price.

         (c) GOVERNMENTAL APPROVAL PUT. If within 365 days after the Original Purchaser has filed its Notification and Report Form as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with a Second Occurrence Failure by the Corporation under the Contingent Warrant Agreement, the Corporation and the Original Purchaser are unable to obtain all governmental and other approvals required under any applicable laws, statutes, orders, rules, regulations or policies, or any guidelines promulgated thereunder, including, without limitation, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("Government Approval"), then the Majority Holders shall have the right to require the Corporation to purchase all or part of the Series A Preferred Shares that the Majority Holders then own at a purchase price equal to the Put Option Purchase Price.

         (d) OCCURRENCE BASED PUT. If the Corporation or any of its Subsidiaries shall (i) authorize or issue any shares of capital stock of any class or any options, warrants, or rights to purchase capital stock of any class or any securities convertible into capital stock of any class, other than (A) Conversion Shares issued upon conversion of the Series A Preferred Shares, (B) Warrant Shares issued upon exercise of the Warrant, (C) Common Shares issued to employees of the Corporation pursuant to the Stock Plans, (D) Contingent Shares issued upon exercise of the Contingent Warrants, (E) capital stock of any Subsidiary issued to the Corporation or any Subsidiary or (F) Common Shares issued to satisfy obligations in respect of acquisitions of securities or assets of any Person, provided that (I) such contracts were entered into prior to September 30, 1999, and (II) the number of Common Shares subject to this subparagraph (F) shall not exceed 110,000 in the aggregate, or (ii) directly or indirectly sell, lease, or otherwise dispose of more than 10% of the properties and assets of the Corporation and its Subsidiaries on a consolidated basis, in the aggregate, to any Person (other than the Corporation any Subsidiary), whether in one transaction or in a series of transactions over any period of twelve consecutive months, or (iii) merge into or with or consolidate with any other Person other than a Subsidiary, or
(iv) create, incur, assume, or otherwise become or remain liable, directly or indirectly, for any Indebtedness for Borrowed Money that would cause the Corporation to have Indebtedness for Borrowed Money in excess of $210,000,000 in the aggregate at any time, whether by loan, guaranty, mortgage, or otherwise, excluding indebtedness incurred in connection with a redemption of Series A Preferred Shares, then in any such case the Majority Holders shall have the right to require the Corporation to purchase all or part of the Series A Preferred Shares that the Majority Holders then own at a purchase price equal to the Put Option Purchase Price. If the Corporation fails to so purchase any Put Shares under this Section VII(d) within any applicable Closing Period or any applicable Subsequent Closing Period, then, subject to NASDAQ Approval, the Conversion Ratio applicable to all outstanding Series A Preferred Shares shall increase from 4 Common Shares for each Series A Preferred Share to 8 Common Shares for each Series A Preferred Share.

         (e) MECHANICS. The Corporation shall deliver written notice to each holder of Series A Preferred Shares at such holder's address on the books and records of the Corporation of each event giving rise to a Put Option under clauses (b), (c) and (d) of this Section VII (the "Corporation Put Right Notice"). The Corporation Put Right Notice shall be mailed by first class certified mail, return receipt requested, no later than two (2) business days after the occurrence of the event giving rise to the Put Option. In order to exercise a Put Option under clause (b), (c) or (d) of this Section VII, a holder of the Series A Preferred Shares shall, no later than ninety (90) days after receipt of the Corporation Put Right Notice, send written notice to the Corporation specifying that the holder has elected to exercise its Put Option. In order to exercise a Put Option under clause (a) of this Section VII, a holder of the Series A Preferred Shares shall, no later than September 30, 2004, send written notice to the Corporation specifying that it has elected to exercise the Put Option.

         (f) CLOSING PERIOD. If the purchase or redemption of Put Shares under clauses (a), (b), (c) or (d), as the case may be, would not cause or constitute a default under any agreement or indenture relating to indebtedness of the Corporation then outstanding (collectively, the "Credit Agreements"), the closing of the purchase of Put Shares under this Section VII shall occur as soon as practicable after the delivery of a Put Option Notice with respect to such Put Shares on a date mutually acceptable to the Majority Holders and the Corporation, but in no event later than one year from the date of delivery of the applicable Put Option Notice (the "Closing Period"). If the Corporation may purchase part but not all of the Put Shares without causing a default under the Credit Agreements, the Corporation shall purchase, within the Closing Period, that number of Put Shares (pro rata from each holder based on the number of Put Shares held by each holder and the total number of Put Shares held by all holders) that it may purchase without causing or constituting a default under the Credit Agreements. Subject to any earlier conversion of any Put Shares, the Corporation shall from time to time purchase Put Shares at any time that any such purchase would not cause or constitute a default under the Credit Agreements. The closing of the purchase of any Put Shares under the preceding sentence shall occur as soon as practicable after the date that the determination is made that such purchase will not cause or constitute a default under the Credit Agreements on a date mutually acceptable to the Majority Holders and the Corporation, but in no event later than sixty (60) days after the date of such determination (each, a "Subsequent Closing Period"). Until purchased by the Corporation in accordance with the terms of this Section VII, the holders of the Put Shares shall have the right to convert Put Shares notwithstanding delivery of a Put Option Notice.

         (g) SURRENDER OF CERTIFICATES. Each holder of Put Shares to be purchased pursuant to a Put Option shall surrender the certificate or certificates representing all such Put Shares to the Corporation on or before the closing of the purchase of the Put Shares, and thereupon the applicable Put Option Purchase Price for such shares as set forth in this Section VII shall be paid to the order of the person whose name appears on such certificate or certificates for each Put Share purchased and each surrendered certificate shall be cancelled and retired and new certificates representing any Series A Preferred Shares not purchased shall be issued to the holder at no additional cost. If any Put Shares are not purchased within the Closing Period or Subsequent Closing Period, as the case may be, each certificate issued representing such shares shall bear a legend indicating the increase, if any, in the Conversion Ratio pursuant to this Section VII.

         (h) CERTAIN DEFINITIONS. For purpose of this Section VII, the following terms shall have the following meanings:

                  "Put Option" shall mean the option of the Majority Holders to require the Corporation to purchase the Series A Preferred Shares owned by the Majority Holders under clauses (a), (b), (c) and (d) of this Section VII.

                  "Put Option Date" shall mean the date on which the Original Purchaser has actual notice that an event giving rise to a Put Option under this
Section VII has occurred.

                  "Put Option Notice" shall mean the written notice sent by the Original Purchaser to the Corporation pursuant to which the Original Purchaser notifies the Corporation that it is exercising its Put Option right under clause
(a), (b), (c) or (d) of this Section VII.

                  "Put Option Purchase Price" shall mean the Liquidation Preference Amount.

                  "Put Shares" shall mean any Series A Preferred Shares with respect to which the Majority Holders have elected to exercise their right to require the Corporation to purchase under clauses (a), (b), (c) or (d) of this
Section VII.

VIII. NO REISSUANCE OF PREFERRED STOCK. No Series A Preferred Share or Series A Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The President or any Vice President and the Secretary or any Assistant Secretary of the Corporation are hereby authorized and directed on behalf of the Corporation to file such documents from time to time as may be necessary to reduce the authorized number of Series A Preferred Shares accordingly.